EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June 14, 2007, relating to the financial statements of Alkermes, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on April 1, 2006), appearing in the Annual Report on Form 10-K of Alkermes, Inc. for the year ended March 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 9, 2009